Exhibit 99.1
FOR IMMEDIATE RELEASE
LEIDOS HONORS LAWRENCE C. NUSSDORF FOR A DECADE OF BOARD SERVICE, CONTRIBUTIONS TO COMPANY
RESTON, Va., Oct. 20, 2020 – Leidos (NYSE: LDOS) today announced that Lawrence C. Nussdorf has stepped down from the company's Board of Directors for medical reasons, effective Thursday, October 15, 2020.
Nussdorf served on the company’s board since 2010, including as lead outside director from June of 2012 to May of 2018.
His expertise in all aspects of financial, investment and legal activities helped guide the company’s business strategies for growth and diversification. During his tenure, he oversaw two CEO successions, as well as the company’s successful transition into two separate, publicly-traded companies in 2013—Leidos and Science Applications International Corporation. Nussdorf was also instrumental in several key acquisitions for the company, including the large-scale merger of Leidos with Lockheed Martin's Information Systems & Global Solutions (IS&GS) business in a Reverse Morris Trust transaction in 2016. He also mentored and inspired countless executives and employees.
“On behalf of the Leidos Board of Directors and our 38,000 employees worldwide, I want to thank Larry for guiding our company so strongly into the future," said Leidos Chairman and Chief Executive Officer Roger Krone. "His legacy of excellence, leadership and service over the past decade sets a standard we can all aspire to. Because of Larry’s many contributions, we will continue to grow and endure as a global science and technology leader for another 50 years. I will be forever thankful for his counsel, mentorship and friendship – he is in our thoughts as he cares for his health with the support of his family and friends.”
In a letter to Krone, Nussdorf said Monday, “The Company, its officers and its employees have worked tirelessly to achieve our shared goals, with the kind of integrity that is the hallmark of a great company. I sincerely value the opportunity to have served on Leidos’ Board of Directors and I will look back on these last ten years with appreciation for the experience of collaborating with the dedicated and talented individuals who served with me. I wish you and the Company continued success as you move forward to even greater accomplishments.”

About Leidos
Leidos is a Fortune 500® information technology, engineering, and science solutions and services leader working to solve the world’s toughest challenges in the defense, intelligence, homeland security, civil, and health markets. The company’s 38,000 employees support vital missions for government and commercial customers. Headquartered in Reston, Va., Leidos reported annual revenues of approximately $11.09 billion for the fiscal year ended January 3, 2020. For more information, visit www.Leidos.com.
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Contact:    Melissa Dueñas                               (571) 526-6850
        Duenasml@leidos.com